INSERT TO ITEM 77D The UBS Funds

UBS Global Bond Fund:  At the March 2006 Board meeting, the Board of Trustees approved changing the Fund’s investment policy to permit the Fund to invest up to 20% of its net assets in high yield and emerging market debt.

UBS U.S. Bond Fund: At the March 2006 Board meeting, the Board of Trustees approved changing the Fund’s investment policy to permit the Fund to invest up to 20% of its net assets in high yield debt.

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S:\Legal\Brinson Advisors\FUNDS\N-SAR's\Brinson Funds\INSERT TO ITEM 77D (UBS Funds) 06-30-06.doc